Sangamo BioSciences Reports Third Quarter 2007 Financial Results

      Company Ends Third Quarter With Cash and Investments of $84.2 Million

    RICHMOND, Calif., Oct. 24 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the third quarter ended September 30, 2007. Revenues for the third quarter of 2007 were $2.3 million as compared to third quarter 2006 revenues of $1.8 million. Third quarter 2007 revenues were primarily from Sangamo's agreements with Dow AgroSciences (DAS), Sigma-Aldrich Corporation, private foundation research grants, and enabling technology agreements in protein production.

    The consolidated net loss for the quarter ended September 30, 2007 was $4.3 million, or $0.11 per share, as compared to a net loss of $2.8 million, or $0.08 per share, in the same period of 2006. At September 30, 2007, the Company had cash, cash equivalents and investments of $84.2 million.

    Total third quarter 2007 operating expenses were $7.6 million as compared to $5.4 million in the prior year period. Research and development expenses were $5.9 million for the three months ended September 30, 2007 as compared to $3.9 million for the third quarter of 2006. General and administrative expenses were $1.7 million for the three months ended September 30, 2007 and $1.6 million for the third quarter of 2006. The increase in expenses for the third quarter of 2007 was primarily associated with the Company's clinical program in diabetic neuropathy and pre-IND programs to develop ZFP Therapeutics for the treatment of HIV/AIDS and glioblastoma, as well as increased personnel and lab supply expenses due to increased headcount in the Research and Development departments.

    During the third quarter of 2007, Sangamo entered into a license agreement with Sigma-Aldrich under which Sangamo received $13.5 million, which was comprised of an equity investment by Sigma of Sangamo's common stock valued at $8.55 million, a $3.95 million license fee and $1.0 million of research funding. Sangamo plans to recognize the $1.0 million of research funding over a 12 month period and the $3.95 million license fee over the entire 36 month research period of the agreement.

    Net interest and other income for the third quarter of 2007 was $1.1 million as compared to $798,000 in the comparable period of 2006.

    Recent Highlights

    -- Establishment of major alliance with Sigma-Aldrich Corporation to develop and commercialize high value laboratory research reagents based upon Sangamo's zinc finger DNA binding protein technology. In July 2007, as part of the agreement, Sangamo received an upfront payment of $13.5 million which included license fees and the purchase of one million shares of Sangamo stock. Sangamo is also eligible to receive development and commercial milestone payments of up to $24 million and royalties on product sales.
    -- Sangamo closed a registered direct offering to institutional investors.
       In July 2007, Sangamo sold an aggregate of 3,278,689 shares of common stock to a group of institutional investors in a registered direct offering, resulting in gross proceeds to the company of approximately $30.0 million before fees and expenses.
    -- Presentation of in vivo protection data from ZFN HIV Program at the 47th
       Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC). Sangamo scientists presented data demonstrating that human CD4 T-cells can be made permanently resistant to HIV infection by treatment with zinc finger DNA-binding protein nucleases (ZFN(TM)) and preferentially survive and expand in an animal after HIV infection. In addition, they reported on the successful ZFN-modification of clinical-scale quantities of human CD4 T-cells.

    -- Dow Chemical Company highlights Sangamo technology. In a September teleconference hosted by the Dow Chemical Company (Dow), the CEOs of both Dow and Dow AgroSciences described their enthusiasm for Dow's successful partnership with Sangamo, the power of Sangamo's ZFP technology and its potential role in Dow's future.

    Nine-Month Results

    For the nine-month period ended September 30, 2007 the consolidated net loss was $14.8 million, or $0.41 per share, compared with a consolidated net loss of $8.9 million, or $0.28 per share, in the comparable period in 2006. Revenues for the nine months ended September 30, 2007 were $6.3 million as compared to $5.7 million in the same period of 2006. Total expenses for the nine months ended September 30, 2007 and 2006 were $23.5 million and $16.6 million, respectively. The increase in total expenses for the nine month period ended September 30, 2007 was primarily associated with our clinical program in diabetic neuropathy and pre-IND programs to develop ZFP Therapeutics for the treatment of HIV/AIDS and glioblastoma, as well as increased personnel headcount and lab supply expenses in the Research and Development departments.


    Conference Call and Webcast

    Sangamo will host a conference call today at 5:00 p.m. ET, which will be open to the public via telephone and webcast. During the conference call, the company will review the financial results and discuss other business matters.

    The conference call dial-in numbers are 877-440-5788 for domestic callers and 719-325-4887 for international callers. The passcode for the call is 4209173. Participants may access the live webcast via a link on the Sangamo BioSciences website in the Investor section http://investor.sangamo.com/index.cfm under "Events and Presentations". For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on October 24, 2007 to October 31, 2007. The conference call replay numbers for domestic and international callers are 888-203-1112 and 719-457-0820, respectively. The conference ID number for the replay is 4209173. The webcast will be available on the Sangamo website for two weeks after the call.

    About Sangamo

    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy. Phase 1 clinical trials are ongoing to evaluate a ZFP Therapeutic for peripheral artery disease. Other therapeutic development programs are focused on cancer and HIV/AIDS, neuropathic pain, nerve regeneration, Parkinson's disease and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for gene modification. Sangamo has established strategic partnerships with companies outside of the human therapeutic space including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP Technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company's web site at http://www.sangamo.com.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs as ZFP Therapeutics, applications of Sangamo's ZFP TF technology platform, eligibility to receive development, milestone and royalty payments, strategic partnerships with collaborators and clinical trials of ZFP Therapeutics. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, uncertainties relating to the initiation and completion of stages of ZFP Therapeutic clinical trials, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo BioSciences, Inc. assumes no obligation to update the forward-looking information contained in this press release.


    SELECTED FINANCIAL DATA
    (in thousands, except per share data)
    (unaudited)

                                    Three Months Ended      Nine Months Ended
                                        September 30,          September 30,
                                     2007         2006         2007     2006
    Consolidated Statement of
     Operations Data:
    Revenues                        $2,325       $1,779       $6,331   $5,692
    Operating expenses:
      Research and development       5,916        3,853       17,655   11,470
      General and administrative     1,728        1,569        5,840    5,145
        Total operating expenses     7,644        5,422       23,495   16,615
    Loss from operations            (5,319)      (3,643)     (17,164) (10,923)
    Interest income, net             1,051          798        2,356    2,007
    Net loss                       $(4,268)     $(2,845)    $(14,808) $(8,916)

    Basic and diluted net loss
     per common share               $(0.11)      $(0.08)      $(0.41)  $(0.28)

    Shares used in computing
     basic and diluted net loss
     per common share               38,925       33,939       36,387   31,960

    CONSOLIDATED CONDENSED
     BALANCE SHEET DATA
                                 September 30, December 31,
                                     2007         2006
    Cash, cash equivalents, and
     investments                   $84,156      $53,975
    Total assets                    86,344       55,780
    Total stockholders' equity      75,824       48,705